UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934


                         SANTA MONICA MEDIA CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    802501106
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2007
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         |_| Rule 13d-1(b)

         |_| Rule 13d-1(c)

         |X| Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall not be subject to all other provisions of the Act (however, see the Notes).

                               CUSIP NO. 802501106
--------------------------------------------------------------------------------
     1.   NAMES OF REPORTING PERSONS.
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Santa Monica Capital Partners, LLC
--------------------------------------------------------------------------------
     2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
          (a) [ ]
          (b) [X]
--------------------------------------------------------------------------------
     3.   SEC USE ONLY
--------------------------------------------------------------------------------
     4.   CITIZENSHIP OR PLACE OF ORGANIZATION
          California
--------------------------------------------------------------------------------
                         5. SOLE VOTING POWER        0
                         -------------------------------------------------------
       NUMBER OF
         SHARES          6. SHARED VOTING POWER      3,079,893
      BENEFICIALLY       -------------------------------------------------------
        OWNED BY
     EACH REPORTING      7. SOLE DISPOSITIVE POWER   0
      PERSON WITH        -------------------------------------------------------

                         8. SHARED DISPOSITIVE POWER 3,079,893
--------------------------------------------------------------------------------
     9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON.
          3,079,893
--------------------------------------------------------------------------------
     10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                             [ ]
--------------------------------------------------------------------------------
     11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          19.2%
--------------------------------------------------------------------------------
     12.  TYPE OF REPORTING PERSON
          PN
--------------------------------------------------------------------------------

                               CUSIP NO. 802501106
--------------------------------------------------------------------------------
     1.   NAMES OF REPORTING PERSONS.
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          E's Holdings, Inc.
--------------------------------------------------------------------------------
     2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
          (a) [ ]
          (b) [X]
--------------------------------------------------------------------------------
     3.   SEC USE ONLY
--------------------------------------------------------------------------------
     4.   CITIZENSHIP OR PLACE OF ORGANIZATION
          California
--------------------------------------------------------------------------------
                         5. SOLE VOTING POWER        0
                         -------------------------------------------------------
       NUMBER OF
         SHARES          6. SHARED VOTING POWER      3,079,893
      BENEFICIALLY       -------------------------------------------------------
         OWNED BY
     EACH REPORTING      7. SOLE DISPOSITIVE POWER   0
       PERSON WITH       -------------------------------------------------------

                         8. SHARED DISPOSITIVE POWER 3,079,893
--------------------------------------------------------------------------------
     9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON.
          3,079,893
--------------------------------------------------------------------------------
     10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                             [ ]
--------------------------------------------------------------------------------
     11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          19.2%
--------------------------------------------------------------------------------
     12.  TYPE OF REPORTING PERSON
          CO
--------------------------------------------------------------------------------

                               CUSIP NO. 802501106
--------------------------------------------------------------------------------
     1.   NAMES OF REPORTING PERSONS.
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Santa Monica Capital, LLC
--------------------------------------------------------------------------------
     2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
          (a) [ ]
          (b) [X]
--------------------------------------------------------------------------------
     3.   SEC USE ONLY
--------------------------------------------------------------------------------
     4.   CITIZENSHIP OR PLACE OF ORGANIZATION
          California
--------------------------------------------------------------------------------
                         5. SOLE VOTING POWER        0
                         -------------------------------------------------------
       NUMBER OF
         SHARES          6. SHARED VOTING POWER      3,079,893
      BENEFICIALLY       -------------------------------------------------------
        OWNED BY
     EACH REPORTING      7. SOLE DISPOSITIVE POWER   0
      PERSON WITH        -------------------------------------------------------

                         8. SHARED DISPOSITIVE POWER 3,079,893
--------------------------------------------------------------------------------
     9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON.
          3,079,893
--------------------------------------------------------------------------------
     10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                             [ ]
--------------------------------------------------------------------------------
     11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          19.2%
--------------------------------------------------------------------------------
     12.  TYPE OF REPORTING PERSON
          PN
--------------------------------------------------------------------------------

                               CUSIP NO. 802501106
--------------------------------------------------------------------------------
     1.   NAMES OF REPORTING PERSONS.
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          New Vision Ventures, LLC
--------------------------------------------------------------------------------
     2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
          (a) [ ]
          (b) [X]
--------------------------------------------------------------------------------
     3.   SEC USE ONLY
--------------------------------------------------------------------------------
     4.   CITIZENSHIP OR PLACE OF ORGANIZATION
          California
--------------------------------------------------------------------------------
                         5. SOLE VOTING POWER        0
                         -------------------------------------------------------
       NUMBER OF
         SHARES          6. SHARED VOTING POWER      3,079,893
      BENEFICIALLY       -------------------------------------------------------
       OWNED BY
     EACH REPORTING      7. SOLE DISPOSITIVE POWER   0
      PERSON WITH        -------------------------------------------------------

                         8. SHARED DISPOSITIVE POWER 3,079,893
--------------------------------------------------------------------------------
     9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON.
          3,079,893
--------------------------------------------------------------------------------
     10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                             [ ]
--------------------------------------------------------------------------------
     11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          19.2%
--------------------------------------------------------------------------------
     12.  TYPE OF REPORTING PERSON
          PN
--------------------------------------------------------------------------------

                               CUSIP NO. 802501106
--------------------------------------------------------------------------------
     1.   NAMES OF REPORTING PERSONS.
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Kurt Brendlinger
--------------------------------------------------------------------------------
     2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
          (a) [ ]
          (b) [X]
--------------------------------------------------------------------------------
     3.   SEC USE ONLY
--------------------------------------------------------------------------------
     4.   CITIZENSHIP OR PLACE OF ORGANIZATION
          California
--------------------------------------------------------------------------------
                         5.  SOLE VOTING POWER        0
                         -------------------------------------------------------
       NUMBER OF
         SHARES          6.  SHARED VOTING POWER      3,079,893
      BENEFICIALLY       -------------------------------------------------------
       OWNED BY
     EACH REPORTING      7.  SOLE DISPOSITIVE POWER   0
      PERSON WITH        -------------------------------------------------------

                         8.  SHARED DISPOSITIVE POWER 3,079,893
--------------------------------------------------------------------------------
     9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON.
          3,079,893
--------------------------------------------------------------------------------
     10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                             [ ]
--------------------------------------------------------------------------------
     11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          19.2%
--------------------------------------------------------------------------------
     12.  TYPE OF REPORTING PERSON
          IN
--------------------------------------------------------------------------------

                               CUSIP NO. 802501106
--------------------------------------------------------------------------------
     1.   NAMES OF REPORTING PERSONS.
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          David M. Marshall

     2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
          (a) [ ]
          (b) [X]
--------------------------------------------------------------------------------
     3.   SEC USE ONLY
--------------------------------------------------------------------------------
     4.   CITIZENSHIP OR PLACE OF ORGANIZATION
          California
--------------------------------------------------------------------------------
                         5.  SOLE VOTING POWER        0
                         -------------------------------------------------------
       NUMBER OF
         SHARES          6.  SHARED VOTING POWER      3,079,893
      BENEFICIALLY       -------------------------------------------------------
        OWNED BY
     EACH REPORTING      7.  SOLE DISPOSITIVE POWER   0
      PERSON WITH        -------------------------------------------------------

                         8.  SHARED DISPOSITIVE POWER 3,079,893
--------------------------------------------------------------------------------
     9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON.
          3,079,893
--------------------------------------------------------------------------------
     10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                             [ ]
--------------------------------------------------------------------------------
     11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          19.2%
--------------------------------------------------------------------------------
     12.  TYPE OF REPORTING PERSON
          IN
--------------------------------------------------------------------------------

                               CUSIP NO. 802501106
--------------------------------------------------------------------------------
     1.   NAMES OF REPORTING PERSONS.
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Sharyar Baradaran

     2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
          (a) [ ]
          (b) [X]
--------------------------------------------------------------------------------
     3.   SEC USE ONLY
--------------------------------------------------------------------------------
     4.   CITIZENSHIP OR PLACE OF ORGANIZATION
          USA
--------------------------------------------------------------------------------
                         5.  SOLE VOTING POWER        37,560
                         -------------------------------------------------------
       NUMBER OF
         SHARES          6.  SHARED VOTING POWER      3,079,893
      BENEFICIALLY       -------------------------------------------------------
        OWNED BY
     EACH REPORTING      7.  SOLE DISPOSITIVE POWER   37,560
      PERSON WITH        -------------------------------------------------------

                         8.  SHARED DISPOSITIVE POWER 3,079,893
--------------------------------------------------------------------------------
     9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON.
          3,117,453
--------------------------------------------------------------------------------
     10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                             [ ]
--------------------------------------------------------------------------------
     11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          19.4%
--------------------------------------------------------------------------------
     12.  TYPE OF REPORTING PERSON
          IN
--------------------------------------------------------------------------------

                               CUSIP NO. 802501106
--------------------------------------------------------------------------------
     1.   NAMES OF REPORTING PERSONS.
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Eric Pulier
--------------------------------------------------------------------------------
     2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
          (a) [ ]
          (b) [X]
--------------------------------------------------------------------------------
     3.   SEC USE ONLY
--------------------------------------------------------------------------------
     4.   CITIZENSHIP OR PLACE OF ORGANIZATION
          California
--------------------------------------------------------------------------------
                         5.  SOLE VOTING POWER        0
                         -------------------------------------------------------
       NUMBER OF
         SHARES          6.  SHARED VOTING POWER      3,079,893
      BENEFICIALLY       -------------------------------------------------------
        OWNED BY
     EACH REPORTING      7.  SOLE DISPOSITIVE POWER   0
      PERSON WITH        -------------------------------------------------------

                         8.  SHARED DISPOSITIVE POWER 3,079,893
--------------------------------------------------------------------------------
     9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON.
          3,079,893
--------------------------------------------------------------------------------
     10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                             [ ]
--------------------------------------------------------------------------------
     11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          19.2%
--------------------------------------------------------------------------------
     12.  TYPE OF REPORTING PERSON
          IN
--------------------------------------------------------------------------------

Item 1(a).  Name of Issuer.

         The name of the issuer is Santa Monica Media Corporation (the
"Issuer").

Item 1(b).  Address of Issuer's Principal Executive Offices.

         The address of the Issuer's principal executive office is 12121 Wilshire Boulevard, Suite 1001, Los Angeles, California 90025.

Item 2(a).  Name of Person Filing.

         This statement is filed by Santa Monica Capital Partners, LLC, a limited liability company organized under the laws of the state of California ("SMCP"), E's Holdings, Inc., a California corporation, Santa Monica Capital, LLC, a California limited liability company, New Vision Ventures, LLC, a California limited liability company, Sharyar Baradaran, Kurt Brendlinger, David
M. Marshall and Eric Pulier (collectively, the "Reporting Persons"). Mr. Baradaran directly owns a 13.6% membership interest in SMCP. Mr. Brendlinger indirectly owns a 28.8% membership interest in SMCP through E's Holdings, Inc., a California corporation, of which he is the sole shareholder. Mr. Marshall indirectly owns a 28.8% membership interest in SMCP through Santa Monica Capital, LLC, a California limited liability company, of which he is the sole member. Mr. Pulier indirectly owns a 28.8% membership interest in SMCP through New Vision Ventures, LLC, a California limited liability company, of which he is the manager.

Item 2(b).  Address of Principal Business Office, or, if None, Residence.

         SMCP's principal address is 12121 Wilshire Boulevard Suite 12121 Wilshire Boulevard, Suite 1001, Los Angeles, California 90025.

         Mr.Baradaran's principal address is 414 N. Camden Drive, #1240, Beverly Hills, California 90210.

         The principal address of E's Holdings, Inc. and Mr. Brendlinger is 12121 Wilshire Boulevard, Suite 1001, Los Angeles, California 90025.

         The principal address of Santa Monica Capital, LLC and Mr. Marshall 11845 W. Olympic Boulevard, Suite 1125W, Los Angeles, California 90064.

         The principal address of New Vision Ventures, LLC and Mr. Pulier is 12121 Wilshire Boulevard, Suite 1001, Los Angeles, California 90025.

Item 2(c).  Citizenship.

         SMCP, Santa Monica Capital, LLC, and New Vision Ventures, LLC are all California limited liability companies.

         E's Holdings, Inc. is a California corporation.

         Messrs. Baradaran, Brendlinger, Marshall and Pulier are all U.S. citizens.

Item 2(d).  Title of Class of Securities.

         The title of the class of securities to which this statement relates is the common stock of the Issuer (the "Common Stock").

Item 2(e).  CUSIP No.

         The CUSIP number is 802501106.

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b) or 13d-2(b), Check Whether the Person Filing is a:

(a) [ ]  Broker or dealer registered under Section 15 of the Act
(b) [ ]  Bank as defined in Section 3(a)(6) of the Act
(c) [ ]  Insurance Company as defined in Section 3(a)(19) of the Act
(d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940
(e) [ ] Investment Adviser registered under section 203 of the Investment Advisers Act of 1940
(f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F)
(g) [ ] Parent Holding Company, in accordance with Rule 13d-1(b)(1)(ii)(G) (Note: See Item 7)
(h) [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

Item 4.    Ownership.

         Items 5-11 of each Reporting Person's respective cover page is incorporated herein by this reference.

Item 5.    Ownership of Five Percent or Less of a Class.

         If this Schedule is being filed to report the fact that as of the date hereof the Reporting Person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ]

Item 6.    Ownership of More than Five Percent on Behalf of Another Person.

         Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

         Not Applicable.

Item 8.    Identification and Classification of Members of the Group.

         Not Applicable.

Item 9.    Notice of Dissolution of Group.

         Not Applicable.

Item 10.   Certification.

         Not Applicable.

                                    Signature

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 8, 2008             Santa Monica Capital Partners, LLC

                                    By:  Santa Monica Capital, LLC
                                         Its: Managing Member


                                         By:   /s/ David M. Marshall
                                               ---------------------------------
                                               David M. Marshall, Sole Member


Date:  February 8, 2008             Santa Monica Capital, LLC

                                    By:  /s/ David M. Marshall
                                         ---------------------------------------
                                         David M. Marshall, Sole Member


Date:  February 8, 2008             E's Holdings, Inc.

                                    By:  /s/ Kurt Brendlinger
                                         ---------------------------------------
                                         Kurt Brendlinger, Sole Shareholder


Date:  February 12, 2008            New Vision Ventures, LLC

                                    By:  /s/ Eric Pulier
                                         ---------------------------------------
                                         Eric Pulier, Manager


Date:  February 4, 2008             /s/ Sharyar Baradaran
                                    --------------------------------------------
                                    Sharyar Baradaran


Date:  February 8, 2008             /s/ Kurt Brendlinger
                                    --------------------------------------------
                                    Kurt Brendlinger


Date:  February 8, 2008             /s/ Eric Pulier
                                    --------------------------------------------
                                    Eric Pulier

Date:  February 8, 2008             /s/ David M. Marshall
                                    --------------------------------------------
                                    David M. Marshall

                                    EXHIBIT A

                            AGREEMENT OF JOINT FILING

         The undersigned hereby agree that the statement on Schedule 13G filed herewith (and any amendments thereto), is being filed jointly with the Securities and Exchange Commission pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, on behalf of each such person.

Dated:   February 12, 2008


This agreement may be executed in any number of counterparts, each of which shall be deemed an original.

Santa Monica Capital Partners, LLC                Santa Monica Capital, LLC

By:  Santa Monica Capital, LLC                    By:   /s/ David M. Marshall
                                                       -------------------------
     Its: Managing Member                         David M. Marshall, Sole Member


     By:   /s/ David M. Marshall
           ------------------------------
           David M. Marshall, Sole Member


E's Holdings, Inc.                                New Vision Ventures, LLC

By:  /s/ Kurt Brendlinger                         By:   /s/ Eric Pulier
     -------------------------------                    ------------------------
Kurt Brendlinger, Sole Shareholder                      Eric Pulier, Manager


/s/ Sharyar Baradaran                             /s/ Kurt Brendlinger
------------------------------------              ------------------------------
Sharyar Baradaran                                 Kurt Brendlinger


/s/ David M. Marshall                             /s/ Eric Pulier
------------------------------------              ------------------------------
David M. Marshall                                 Eric Pulier